                                                                     EXHIBIT 8.1

                                  502 562-7278

                                  June 16, 1998



Board of Directors
Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee  38018

Gentlemen:

         We have acted as counsel to Union Planters Corporation, a Tennessee corporation ("UPC"), in connection with (i) the proposed merger (the "Merger") of Alvin Bancshares, Inc., a Texas corporation ("ABI"), with and into Union Planters Holding Corporation, a Tennessee corporation and a wholly-owned subsidiary of UPC ("UP Holdings"), pursuant to the terms of the Agreement and Plan of Merger by and between UPC, UP Holdings and ABI dated March 18, 1998 (the "Merger Agreement") and related Plan of Merger between UPC, UP Holdings and ABI (collectively, the "Plan of Reorganization"), and (ii) the filing of the registration statement by UPC on Form S-4 (together with all amendments and exhibits thereto through the date hereof, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering the shares of UPC Common Stock to be issued pursuant to the Plan of Reorganization. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Registration Statement.

         In rendering this opinion we have examined such documents as we have deemed relevant or necessary, including without limitation, the Plan of Reorganization and the Registration Statement. In our examination, we have assumed the genuineness of all signatures, the due execution and delivery of all documents, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or copies, and the authenticity of the originals of such copies.

         As to factual matters, in rendering this opinion, we have relied solely on and have assumed the present and continuing truth and accuracy of (i) the description of the facts relating to the Merger contained in the Plan of Reorganization and Registration Statement, (ii) the factual representations and warranties contained in the Plan of Reorganization and Registration Statement and related documents and agreements, and (iii) the factual matters addressed by representations from certain executive officers of UPC, UP Holdings and ABI contained in letters to us each dated June 16, 1998 (the "Representation

Board of Directors
Union Planters Corporation
June 13, 1998
Page 2.


Letters"). The Representation Letters address various factual matters relevant to the qualification of the Merger as a tax-deferred reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The initial and continuing truth and accuracy of all such factual matters constitutes an integral basis for, and a material condition to, this opinion.

         The scope of this opinion is limited strictly to the matters set forth below and no other opinion may be implied or inferred beyond such matters. Without limiting the foregoing sentence, we express no opinion as to (i) any of the local, state, foreign or other federal tax consequences resulting from the Merger, (ii) the federal income tax consequences to shareholders of ABI subject to special rules under the Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, and persons who do not own such stock as a capital asset, (iii) the federal income tax consequences affecting shares of ABI Common Stock acquired upon exercise of stock options, stock purchase plan rights or otherwise as compensation; (iv) the tax consequences to holders of warrants, options or other rights to acquire shares of ABI Common Stock; (v) the tax consequences of the parties to the Merger Agreement of the inclusion in income of the amount of the bad-debt reserve maintained by ABI and/or Alvin State Bank and any other amounts resulting from any required change in accounting methods; and (vi) the tax consequences of the parties to the Merger Agreement of any income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Code.

         Subject to the qualifications, assumptions and conditions provided herein, we are of the opinion that:

         1. The acquisition by UP Holdings of substantially all of the assets of ABI in exchange for shares of UPC Common Stock and the assumption of liabilities of ABI pursuant to the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

         2. ABI, UPC and UP Holdings will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         3. No gain or loss will be recognized by ABI as a result of the Merger.

         4. No gain or loss will be recognized by UP Holdings or UPC as a result of the Merger.

         5. No gain or loss will be recognized by the shareholders of ABI as a result of the exchange of ABI Common Stock for UPC Common Stock pursuant to the Merger, except that a gain or loss will be recognized on the receipt of any cash in lieu of a fractional share. Assuming that the ABI Common Stock is a capital asset in the hands of the respective ABI shareholders, any gain or loss recognized as a result of the receipt of cash in lieu of a fractional share will be a capital gain or loss equal to the difference between the cash received and that portion of the holder's tax basis in the ABI Common Stock allocable to the fractional share.

         6. The tax basis of UPC Common Stock to be received by the shareholders of ABI will be the same as the tax basis of the ABI Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

Board of Directors
Union Planters Corporation
June 13, 1998
Page 3.


         7. The holding period of the UPC Common Stock to be received by shareholders of ABI will include the holding period of the ABI Common Stock surrendered in exchange therefor, provided the ABI shares were held as a capital asset by the shareholders of ABI on the date of the exchange.

         8. A shareholder of ABI who perfects his dissenter's rights and who receives payment of the fair market value of his shares of ABI Common Stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Code.

         This opinion is based on the Code, the Treasury Regulations promulgated thereunder, judicial decisions and administrative pronouncements of the Internal Revenue Service ("IRS"), all existing and in effect on the date of this opinion and all of which are subject to change at any time, possibly retroactively. Any such change could materially alter the conclusions reached in this opinion. We undertake no obligation to you or any other person to give notice of any such change. As noted above, this opinion is limited strictly to the matters expressly stated herein and no other opinion may be implied or inferred beyond such matters. You should realize that this opinion is not binding on the IRS or the courts.

         This opinion is provided to you solely for purposes of complying with the requirements of Item 21(a) of Form S-4 under the Act and Section 9.1(f) of the Merger Agreement. We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the disclosure and summarization of the opinion in the Registration Statement, including in the proxy statement/prospectus included therein, and to the reference to this Firm in the Registration Statement under the caption "Legal Matters." In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                         Very truly yours,

                                         /s/ WYATT, TARRANT & COMBS

                                         WYATT, TARRANT & COMBS